Exhibit 10.7

DATED         April 20, 2001

(1)           INFORMATION SERVICES EXTENDED LIMITED

(2)           JOHN H KEMP

EMPLOYMENT CONTRACT

Tite & Lewis

www.titeandlewis.com

1

AGREEMENT

Dated:           19 April 2001

BETWEEN:

(1)                                  INFORMATION SERVICES EXTENDED LIMITED having its registered office at 7 Rolls Buildings, Fetter Lane, London EC4 1NH (the “Company”); and

(2)                                  JOHN H KEMP of “Creekside”, 20 Derwent Close, Farnham, Surrey, GU9 0DD (the “Executive”), have entered into the following agreement:

1                                          The Executive is employed as Vice President and General Manager of Europe, the Middle East and Asia. The Executive will report to the Chief Operating Officer or, in his absence, the Chief Executive Officer of Information Services Extended, Inc. (the “Parent Company”). In addition to the duties which this job normally entails the Executive may from time to time be required to undertake additional or other duties as necessary to meet the needs of the Company’s business which may include duties for other subsidiaries or associated companies of the Parent Company (collectively, the “Group”).

2                                          The Executive’s usual place of work is 20 Derwent Close, Farnham, Surrey, GU9 0DD; however, the Executive agrees to work at such other places within the United Kingdom as the Board may reasonably require. The Executive may be required to travel to such places in the world and at such times as the Board may require in the proper performance of his duties.

3                                          The Company shall pay the Executive an annual salary of £100,740 payable by equal monthly installments in advance on or around the sixth of each calendar month. Payment will be paid via BACS into the Executive’s nominated bank account. The Executive’s salary will be reviewed annually.

4                                          The Executive’s normal hours of employment shall be the normal business hours of the Company. The Executive may be required to work such hours outside normal hours of employment as are necessary to perform his duties and the Executive shall not be paid for such further hours. The Executive confirms that he has opted out of the provisions of the Working Time Regulations limiting the average working week and may withdraw the opt-out at any time by giving three months’ prior written notice.

5                                          The Executive is entitled, in addition to the normal paid public holidays to take 20 working days as holidays in each holiday year which runs from 1 January to 31 December and the Executive will be paid his normal basic remuneration during such holidays.

6                                          The Executive will be paid his normal basic remuneration less the amount of any statutory sick pay or social security sickness benefit to which he may be entitled for 120 working days in total in any one sick pay year or such period or periods of absence from work as the Company shall see fit at the company’s discretion. Entitlement to payment is subject to notification of absence and production of medical certificates in accordance with the Company’s statutory sick pay scheme.

7                                          The Executive shall be entitled to an annual car allowance of £10,500, payable in equal monthly installments at the same time as salary under clause 3.

8                                          The Executive will be reimbursed for the cost of Private Medical cover for himself, spouse and dependants under the age of 21. This cover to be purchased by the Executive (after approval by the Parent Company).

9                                          The Company will provide Life Assurance cover to the level of 4 X annual salary, 2 X annual salary coverage will be provided by the Parent Company and an additional 2 X cover will be purchased by the Executive and reimbursed by the Company (after approval by the Parent Company).

10                                    To the extent permitted by law the Company will provide full indemnity and liability insurance for the Executive’s directorships in any or all of the Parent Company’s subsidiaries in which he holds directorships.

11                                    The Executive will be entitled to hold non-executive directorship positions in other companies that are not competing with the Parent Company or the Company. Such directorships must be approved by the Parent Company.

12                                    The Executive shall be entitled to participate in a share option scheme run by the Parent Company. The Executive will receive options over 375,000 shares in the Parent Company. The share options will vest in five equal tranches of 75,000. The first tranche shall vest on joining the Company, and each successive tranche shall vest on 31 December, the first such vesting to occur on 31 December 2001. The exercise price for shares in each tranche shall be at the price determined by the Board of Directors of the Parent Company. The Executive acknowledges that he has made a joint election with the Company regarding these options and that he shall be personally responsible for all taxes and national insurance contributions due in respect of such options. The full terms of the Executive’s option entitlement including the periods during which he may exercise his options and the dates on which such options will lapse will be provided in the Parent Company’s 2001 Stock Plan.

13                                    The Executive is entitled to an annual bonus of up to 27.5 per cent of salary based upon personal and business performance. Details of bonus structure and measurement criteria will be notified in writing from the Company and agreed by the Executive in the first quarter of each year. The Chief Operating Officer of the Parent Company will assess any bonus due and notify the Executive. In the first year of employment the parties acknowledge that the Executive’s targeted bonus is £27,778.

14                                    The Company shall reimburse the Executive all reasonable travel, hotel, communication, capital and other expenses incurred by him in or about the performance of his duties under this Agreement provided that the Executive shall obtain prior approval for all expenses above £1,000 and provide reasonable evidence of all such expenditure as required by the Company from time to time.

15                                    Subject to other provisions of this Agreement the Executive may terminate this Agreement by giving the Company three months’ written notice of termination and the Company may terminate this Agreement by giving the Executive six months written notice of termination.

16                                    The Company shall be entitled to terminate the Employment with immediate effect and without any obligation to make any payment of compensation if the Executive:

16.1         is guilty of any gross default or misconduct in connection with or affecting the business of the Company; or

16.2         is guilty of any serious or repeated breach or non-observance of any of the terms of this Agreement; or

16.3         becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

16.4         is convicted of a criminal offence, other than a road traffic offence not punishable by a period of imprisonment; or

16.5                           resigns as a director of the Company or any member of the Group other than at the request of the Board; or

16.6                           has performed any act tending in the reasonable opinion of the Board to bring the Company or any member of the Group into disrepute.

17                                    If the Company serves notice to terminate the contract with the Executive other than under clause 16 above, it may terminate the contract during the period of notice with immediate effect by making a payment in Ileu of the salary and benefits the Executive would have earned over the outstanding balance of the notice period.

18                                    If either party has served notice to terminate the Employment the Executive acknowledges that the Company is under no obligation to provide him with any duties and may for up to [six] months require the Executive to:

18.1                           perform no duties whatsoever;

18.2                           refrain from contacting employees, customers, suppliers of the Company without the prior written approval of the Parent Company;

18.3                           perform alternative duties which are commensurate with his status but which do not involve contact with clients, customers or suppliers; and

18.4                           resign as a director or officer of the Company and any member of the Group with immediate effect.

19                                    During any such period of suspension or variation of duties, the Executive shall continue to be an employee of the Company, shall receive the Salary and benefits to which he is entitled under this Agreement and shall continue to be bound by all other terms of this Agreement.

20                                    The Executive acknowledges that in the course of the Employment he will have access to and be entrusted with information in respect of the business and finances of the Company and of its clients, customers and suppliers. The Executive undertakes that he shall not, other than in the proper course of his duties under this Agreement, make any use of any such information and shall use his reasonable endeavours to prevent the publication or disclosure of such information. This restriction applies without limit in time and shall survive termination of this Agreement, but will not apply to information which comes into the public domain other than through unauthorised disclosure by the Executive.

21                                    All records made during the Employment, whether recorded manually, electronically, or otherwise made in the course of the Employment concerning the business of the Company or any member of the Group or any of its or their clients, customers and suppliers shall be the exclusive property of the Company and shall be delivered up by the Executive to the Company if requested by the Board and in any event immediately upon termination of employment.

22                                    The Executive acknowledges that in the course of the employment he may make or discover or create Intellectual Property and that the nature of his duties place the Executive under a special obligation to further the Interests of the Company/Group. The Executive acknowledges that, subject to the provisions of the Patents Act 1977 and the Copyright Designs and Patents Act 1998, any intellectual property made, developed or discovered by the Executive during the Employment and which relates to or is capable of being used in the business for the time being carried on by the Group is the property of the Company and all rights in such Intellectual property will on creation vest in the Company in the United Kingdom and the Executive undertakes to assign all such rights to the Company in respect of any jurisdiction where the same does not vest automatically in the Company.

23                                    For the purposes of Section 1 of the Employment Rights Act 1996:

23.1                           the Executive's period of continous employment will commence on 1 May 2001;

23.2                           there are disciplinary rules applicable to the Executive;

23.3                           there is no grievance policy applicable to the Executive; and

there are no collective agreements relevant to the Executive.

24                                    This employment contract replaces all other previous contracts between the Company and the Executive or any other subsidiaries.

25                                    The Executive consents to the Executive holding and processing, whether manually or electronically, data relating to him for the proper performance of his duties and this contract and he consents to the transfer and storage of such data outside of the European economic area.

26                                    This Agreement is governed by and shall be construed in accordance with the laws of England.

27                                    The parties to the Agreement submit to the jurisdiction of the England Courts.

/s/ Steven Klein
For and on behalf of Information Services Executed Limited
Steven Klein

Date	April 25, 2001

Place	U.S.A.

/s/ John Kemp
John Kemp

Date	26th April 2001

Place England

6301 NORTHWEST FIFTH WAY, SUITE 4000

FORT LAUDERDALE, FL 33309-6186 U.S.A.

TELEPHONE: 954-689-6300

February 14, 2005

John Kemp

Re: Retention Plan

Dear John:

Information Services Extended, Inc. (the “Company”) is currently considering a possible transaction (the “Transaction”), in which the Company would become a wholly-owned subsidiary of Aptas, Inc. (“Aptas”), another entity in which Spencer Trask Intellectual Capital Company LLC (“Spencer Trask”), or one or more of its affiliates holds a significant interest. It is currently contemplated that Aptas would, prior to the Transaction, directly or indirectly raise capital through a private placement, the majority of the proceeds of which would be used to acquire the web service portion of the business of YP Solutions (the “Acquired YP Solutions Business”). It is anticipated that following the consummation of these transactions, the Company, Aptas and the Acquired YP Solutions Business would be operated by Aptas as part of a single business unit so as to maximize synergies and take advantage of cross marketing and development opportunities, undertake a name change, and that Aptas would undertake an initial public offering (the “IPO”) after a reasonable period of time in which the constituent companies had operated on a consolidated basis, provided that the Transaction would be subject to being unwound (the “Unwind”) if the IPO was not consummated by June 30, 2005.

In order to motivate you to remain with the Company given the uncertainties and challenges inherent in the consideration and implementation of the Transaction, the integration of the constituent companies, and the IPO, the Company is willing to offer to you a retention payment in the amount of $25,000 (the “Retention Payment”) that is in addition to any other benefits, if any, to which you may be entitled. You will become eligible to receive 50% of the Retention Payment allocated to you upon the execution of the definitive transaction document relating to the Transaction and the remaining 50% of your Retention Payment upon the earlier of (a) the closing of the IPO, and (b) a Change of Control (as defined on Schedule A hereto) of either Aptas or the Company; provided that, you shall only receive your Retention Payment on the three month anniversary of the consummation of the IPO or the Change of Control; and provided further that, you will only be eligible to receive your Retention Payment if (a) you remain employed by the Company or any successor entity, including Aptas, on the three month anniversary of the consummation of the IPO or the change of Control, or (b) if your employment by the Company or any successor entity, including Aptas, was terminated by the Company or any successor entity, including Aptas, without Cause (as defined on Schedule A hereto) on or prior to the three (3) month anniversary of the consummation of the IPO or the Change of Control. If the IPO or the Change of Control is not consummated for any reason prior to

December 31, 2005, no Retention Payment will be paid whether or not you have become eligible to receive such Retention Payment.

The Retention Payment will be paid in a lump sum cash payment on the three (3) month anniversary of the closing of the IPO or the Change of Control, subject to the provisos in the preceding paragraph. The Retention Payment will be reduced by any applicable federal, state, and local tax withholdings and/or wage reductions.

Please confirm your agreement to the foregoing by signing the enclosed copy of this letter where indicated below and returning the same to me.

Very truly yours,

INFORMATION SERVICES EXTENDED, INC.

By:	/s/ Edgar Downs
Edgar Downs, President

Acknowledged and agreed to on

February 14, 2005:

/s/ John Kemp
John Kemp, individually